UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 9, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2007, VoIP, Inc. (the “Company”) entered into separate Advisory Services Agreements (the “Agreements”) with two individuals (the “Consultants”) to provide the Company with, among other things, advice regarding strategic planning, organizational and corporate structure, and overall business analysis with the goal of preparing the Company for capital market investor due diligence. The Consultants will also provide introductions to NASD member firm banking relationships, and funding and financing firms. In connection with the Agreements, each of the Consultants is to receive the following consideration:

1.     A cash payment of $187,500 by May 14, 2007;
2.     A cash payment of $187,500 by July 8, 2007;
3.     250,000 shares of the Company’s common stock, to be registered on Form S-8;
4.     An option to purchase 1,875,000 of the Company’s common shares at $0.18 per share, exercisable through May 14, 2007;
5.     An option to purchase 1,875,000 of the Company’s common shares at $0.18 per share, exercisable through July 8, 2007, with the underlying common shares to be registered on Form S-8; and
6.     Warrants to purchase 250,000 of the Company’s common shares at $0.18 per share, exercisable through May 9, 2012, with such warrants containing a favored nations antidilution pricing provision.

In addition, the Consultants will jointly receive a total fee of 10% of any financing the Company may later receive as a result of the business introductions above, with such fee creditable only toward the exercise of any warrants issued to the Consultants or their assigns by the Company

On May 10, 2007 the Consultants exercised their options under #4 above, and net of the two $187,500 cash payments in #1 above the Company received a total of $300,000.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2007
VoIP, Inc. (Registrant)

	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer